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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-235699 on Form S-3 of our report dated June 6, 2019 relating to the consolidated financial statements of Iteris, Inc. and subsidiary, and the effectiveness of Iteris, Inc. and subsidiary's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Iteris, Inc. and subsidiary for the year ended March 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Deloitte + Touche LLP

Costa Mesa, CA
February 10, 2020